LIMITED POWER OF ATTORNEY FOR
Exhibit 24

SUBSTITUTE POWER OF ATTORNEY

Under the terms of powers of attorney (each, a "Power of Attorney") previously filed with the U.S. Securities and Exchange Commission, the undersigned was appointed an attorney-in-fact for the following individuals to, among other things, execute for and on behalf of the following individuals any Forms 3, 4 and 5 or any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder:

Angela J. Ahrendts
Timothy D. Cook
Eduardo H. Cue
Craig Federighi
Albert Gore, Jr.
Robert A. Iger
Andrea Jung
Chris Kondo
Arthur D. Levinson
Luca Maestri
Daniel J. Riccio
Philip W. Schiller
D. Bruce Sewell
Ronald D. Sugar
Susan Wagner
Jeffrey E. Williams

In accordance with the authority granted under each Power of Attorney, including the power of substitution, the undersigned hereby appoints Sam Whittington as substitute attorney-in-fact, on behalf of the individuals listed above, with the power to exercise and execute all of the powers granted or conferred in the original Power of Attorney. This Substitute Power of Attorney shall not revoke the powers granted to the undersigned in any Power of Attorney.

This Substitute Power of Attorney shall remain in full force and effect until the underlying Power of Attorney is revoked or terminated, unless earlier revoked by the undersigned in a signed writing.

Date: October 2, 2015



By:	 	/s/ Gene D. Levoff
 	 	________________________________________
Name: Gene D. Levoff
Title: Attorney-in-Fact